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                                                               Exhibit (a)(1)(I)

                               EMULEX CORPORATION

                         SUPPLEMENT TO OFFER TO EXCHANGE
                  OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., PACIFIC TIME,
               ON FEBRUARY 24, 2004, UNLESS THE OFFER IS EXTENDED.

         This Supplement to the Offer to Exchange (this "Supplement") of Emulex Corporation, a Delaware corporation (the "Company") is designed to be read in conjunction with the Company's Offer to Exchange dated January 21, 2003, copies of which has been previously disseminated to holders of options to purchase the Company's common stock. Unless otherwise indicated, capitalized terms set forth in this Supplement have the same meanings attributed to them in the offer to exchange.

                                    THE OFFER

EXPIRATION DATE; EXTENSION OF THE OFFER

         If we extend the offer beyond the currently scheduled expiration date and time, we are required to announce the new expiration date and time no later than 9:00 a.m. Eastern time (6:00 a.m. Pacific time) on February 25, 2004 (rather than 9:00 a.m. Pacific time, as set forth in the Offer to Exchange).

ACCEPTANCE OF OPTIONS FOR EXCHANGE

         Promptly after the expiration date of the offer (which is expected to occur on February 24, 2004), we will deliver to you notice of our acceptance for exchange and cancellation for each eligible option validly tendered and not properly withdrawn as of the expiration date.

CONDITIONS OF THE OFFER

         The offer may be terminated if, in the reasonable judgment of our Board of Directors, certain events make it inadvisable for us to proceed with the offer or to accept and cancel options. Conditions to the offer include litigation, law changes and other related events that would materially impair the contemplated future conduct of our business or materially impair the contemplated benefits of the offer. For example, litigation or legislation challenging the desired tax or accounting consequences of the offer to us or the desired tax consequences to the participants would be covered by these conditions. In addition, a significant lawsuit that could materially affect our future operations could trigger these conditions.

         In addition, the first two bullet points of the offer under the heading "The Offer - Conditions to the Offer" are amended to read, in their entirety, as follows:

         - "there has been instituted or is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, U.S. or non-U.S., before any court, authority, agency or tribunal that directly or indirectly (a) challenges the making of the offer, the acquisition of some or all of the options elected to be exchanged pursuant to the offer, the issuance of new options or otherwise relates in any manner to the offer or (b) in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of us or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of our subsidiaries;

         - there has been any action pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or to us or any of our subsidiaries, by any legislative body, court, agency, tribunal or other authority (including but not limited to the National Association of Securities Dealers or the New York Stock Exchange) that, in our reasonable judgment, would or

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                  might directly or indirectly (a) make the acceptance for
                  exchange of, or issuance of new options for, some or all of the options elected to be exchanged illegal or otherwise restrict or prohibit consummation of the offer or otherwise relate in any manner to the offer, (b) delay or restrict our ability, or render us unable to accept for exchange, or issue new options for, some or all of the options elected to be exchanged, (c) materially impair the employee retention and motivation benefits we contemplate realizing from this offer, or (d) materially and adversely affect the business, condition (financial or other), income, operations or prospects of us or our subsidiaries or otherwise materially impair in any way the contemplated future conduct of our business or the business of our subsidiaries;

                            MATERIAL TAX CONSEQUENCES

The first paragraph of the offer under the heading "Material Tax Consequences" is amended to read, in its entirety, as follows:

         "The following section summarizes the likely material tax consequences of an exchange of eligible options for eligible employees who reside in the United States, France and the United Kingdom. This summary does not address all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of employees. Tax laws change frequently, and sometimes retroactively, and vary with your individual circumstances. If you are subject to tax laws in more than one jurisdiction, you should be aware that there may be tax consequences that may apply to you in more than one jurisdiction. You also may be subject to state or local income taxes and should refer to the applicable laws in those jurisdictions."

                             ADDITIONAL INFORMATION

         Notwithstanding the statement to the contrary in the offer, no additional documents filed by us with the Securities and Exchange Commission between the date of the offer t exchange and the expiration of the offer will be incorporated by reference into the offer.

                           FORWARD LOOKING STATEMENTS

         The second paragraph of the offer under the heading "Forward-Looking Statements" is amended to read, in its entirety, as follows:

         "These forward-looking statements are subject to risks, uncertainties and changes in condition, significance, value and effect, including those discussed under the headings "Risk Factors," included in this document and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included in our SEC Filings. These risks, uncertainties and changes in condition, significance, value and effect could cause actual results to differ materially from those expressed in this offering circular and in ways not readily foreseeable."

                       STOCK OPTION EXCHANGE ELECTION FORM

         In the Stock Option Exchange Election Form delivered to you concurrently with the offer, we have deleted the sentence, "I have read and understood the Offer to Exchange, including the Transmittal Letter, the Summary of Terms and this Election Form." ALL ELECTION FORMS, INCLUDING THOSE ALREADY SUBMITTED, WILL BE HONORED IN THE REVISED FORM AND DO NOT NEED TO BE AMENDED OR RESUBMITTED. The revised Election Form is available upon request from Kathy Cole.

February 13, 2004                                             EMULEX CORPORATION